EXHIBIT 11


                         COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except                 Years Ended
 per share amounts)

                              January 2,     January 3,  December 28,
                                    1999           1998          1996
BASIC

NET INCOME                      $272,585       $172,250      $215,220
WEIGHTED AVERAGE COMMON
   STOCK OUTSTANDING             478,084        468,916       470,216

BASIC EARNINGS PER SHARE        $    .57       $    .37      $    .46

DILUTED

NET INCOME                       $272,585       $172,250      $215,220
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003    -             3,479         3,499
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                    $272,585       $175,729      $218,719

WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
        COMMON STOCK OUTSTANDING  478,084        468,916       470,216
        STOCK OPTIONS               1,037            737           573
        SHARES ISSUABLE UPON
        CONVERSION OF 5% CONVERTIBLE
        SUBORDINATED DEBENTURES DUE
        2003 (1)                     -            14,440        14,440
                                  479,121        484,093       485,229

DILUTED EARNINGS PER SHARE       $    .57      $     .36       $   .45


(1) During the second quarter of 1998, the Company's convertible subordinated debentures were redeemed.